Exhibit 99.2

Levi Strauss Ratings Placed on CreditWatch Negative Following Announcement

NEW YORK (Standard & Poor’s) Nov. 13, 2003—Standard & Poor’s Ratings Services said today that it placed its ratings on Levi Strauss & Co., including its ‘B’ long-term corporate credit rating, on CreditWatch with negative implications.

San Francisco, Calif.–based Levi Strauss had about $2.3 billion in total debt outstanding at Aug. 24, 2003.

The CreditWatch listings follow Levi Strauss’ announcement today of adjusting its fiscal 2003 revenue and operating results downward. Although this announcement is not expected to adversely affect the company’s liquidity position relative to its bank facility, Standard & Poor’s finds the timing of this latest announcement especially troublesome, given the series of controversial events with the company in recent months. This development represents another in a series of challenges for the company as it seeks to execute a turnaround.

“Standard & Poor’s will closely monitor the company’s progress, and continue to evaluate the company’s relationship with its secured lenders. Standard & Poor’s expects to meet with management shortly to review its business outlook and financial results. Resolution of the CreditWatch listing is expected by Dec. 19, 2003,” said credit analyst Susan H. Ding. “However, any further announcements in the interim period will prompt an immediate review for a downgrade. Furthermore, any additional surprises or a lack of a prompt resolution of the company’s tax audit review will also result in a rating review and/or downgrade.”

Levi Strauss designs and markets jeans and jeans related apparel under the well–recognized Levi’s, Dockers, and the newly introduced Levi Strauss Signature brands.